LETTER AGREEMENT

Yacktman Focused Fund

and Yacktman Fund

Investment Management Agreement

[        ], 2012

Managers Investment Group LLC

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attn: Keitha L. Kinne, Chief Operating Officer

Re:	Investment Management Agreement between Managers Investment Group LLC and Managers AMG Funds, dated as of October 19, 1999

Ladies and Gentlemen:

Pursuant to Section 1(b) of the Investment Management Agreement between Managers Investment Group LLC (f/k/a The Managers Funds LLC) (“Managers”) and Managers AMG Funds (the “Trust”), dated October 19, 1999, as amended from time to time (the “Investment Management Agreement”), the Trust hereby notifies you that it is establishing two new series to be named Yacktman Focused Fund and Yacktman Fund (the “New Funds”), and that the Trust desires to retain Managers to provide management and investment advisory services with respect to the New Funds pursuant to the terms and conditions of the Investment Management Agreement. Attached as Appendix A is an addendum to Schedule A to the Investment Management Agreement.

Please acknowledge your agreement to provide the services contemplated by the Investment Management Agreement to the New Funds by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely, Managers AMG Funds

By:
Name: Donald S. Rumery Title: Treasurer, Chief Financial Officer, and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED Managers Investment Group LLC

By:
Name: Keitha L. Kinne Title: Chief Operating Officer Date: [ ], 2012

Appendix A

ADDENDUM TO

SCHEDULE A

Yacktman Focused Fund

Advisory Fees pursuant to Section 2(a)

The Trust shall pay to the Advisor an annual gross investment advisory fee equal to 1.00% of the average daily net assets of the Yacktman Focused Fund. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

Administration Fees Pursuant to Section 2(b)

None.

Yacktman Fund

Advisory Fees pursuant to Section 2(a)

The Trust shall pay to the Advisor an annual gross investment advisory fee equal to 0.65% on the first $500,000,000 of the average daily net assets of the Yacktman Fund, 0.60% on the next $500,000,000 of the average daily net assets of the Yacktman Fund and 0.55% on the average daily net assets of the Yacktman Fund in excess of $1,000,000,000. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

Administration Fees Pursuant to Section 2(b)

None.